UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934


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       Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to Section 240.14a-12


                             NASHUA CORPORATION
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              (Name of Registrant as Specified In Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                     [Letterhead of Nashua Corporation]

April 10, 2000


Dear Fellow Shareholder:

We recently mailed proxy materials to all shareholders related to the company's 2000 Annual Meeting to be held on April 25, 2000. We would like to bring to your attention a number of important issues that you, as Nashua shareholders, will be asked to consider in this year's voting process.

As you may know, a small group of opportunistic shareholders - the Newcastle group who collectively purchased less than 2% of Nashua's shares earlier this year and are calling themselves the "Value Realization Committee" - has nominated four directors for election to the seven-member Nashua board. THIS DISSIDENT GROUP HAS BEGUN A COSTLY AND SELF-SERVING PROXY FIGHT TO TAKE CONTROL OF NASHUA, WHILE ADMITTING THAT THEY HAVE NO EXPERIENCE WITH NASHUA'S BUSINESS AND THAT THEY HAVE NOT "UNDERTAKEN ANY ANALYSES" OF THE COMPANY. DURING THIS TIME, THEY HAVE BEEN OPPORTUNISTICALLY TRADING IN THE COMPANY'S STOCK. They have also warned that "there can be no assurances that the present value of [Nashua's] shares will be maximized as a result of [their] solicitation." All they have promised is a "review" of ways to maximize stockholder value.

IN CONTRAST, YOUR MANAGEMENT AND BOARD ARE ABOUT TO BRING NASHUA'S TURNAROUND TO FRUITION WITH THE COMPANY'S ACQUISITION OF RITTENHOUSE PAPER. THIS TRANSACTION WILL NEARLY DOUBLE REVENUES, BE HIGHLY ACCRETIVE TO EARNINGS AND ADD A PROVEN INDUSTRY LEADER TO NASHUA'S MANAGEMENT TEAM. IT WILL MAKE NASHUA THE #1 PLAYER IN THE HIGH-GROWTH SPECIALIZED DIRECT THERMAL PAPER MARKET WITH MAJOR CUSTOMERS INCLUDING FEDEX, WAL-MART, AND BANK OF AMERICA. Following closure of the transaction, Andy Albert, President and Chief Executive Officer of Rittenhouse, will become President and Chief Operating Officer of Nashua, and is expected to be named as a member of the board. Andy has led Rittenhouse since 1983 and has more than 17 years of industry expertise. He is highly esteemed by peers and customers and we are confident that he will make a significant contribution to Nashua's future success. Nashua's 2000 earnings per share (EPS) -- with Rittenhouse and identified operational and overhead synergies -- is estimated to increase on an annualized basis by approximately $0.37 per share. In 2001, Rittenhouse is expected to be accretive to Nashua earnings by approximately $0.77 per share.*

-----------
* Further information regarding these estimates and the assumptions on which they are based is contained in Nashua's filing with the Securities and Exchange Commission, filed on April 7, 2000 on Schedule 14A. This filing is available at no charge from the Commission's web site at www.sec.gov. If you would prefer to receive a copy by mail, please call our proxy solicitor, Corporate Investor Communications, Inc., toll-free at (888) 238-1257.


Do you want to turn over the company now to a group of people with no experience in the industry and no apparent understanding of our businesses? I doubt it, and as one of the Company's larger shareholders, I urge you not to.

WITH RITTENHOUSE, NASHUA WILL BECOME A VERY VALUABLE AND ATTRACTIVE COMPANY. WE WILL HAVE A SUPERB PLATFORM FOR ENHANCED FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS.

THIS TRANSACTION IS THE CAPSTONE OF NASHUA'S TURNAROUND STRATEGY TO REFOCUS ON CORE NICHE GROWTH MARKETS.
While we recognize that Nashua's stock price has been disappointing in the last few years, you should know that your current management and board have diligently overseen a difficult turnaround of the company since 1995, most recently with the assistance of Lazard Freres. In 1995, before I joined the company, Nashua lost $20.1 million and had debt of $69 million which was in default. It was involved in several unprofitable, low growth commodity businesses.

With the board's support and agreement, we embarked on a series of divestitures and investment designed to focus the company on core specialty coated products, labels and imaging supplies - businesses that could meet newly set corporate objectives of 10% annual growth, gross margins exceeding 20% and a return on equity greater than 15%. Over four years, the company exited four non-core businesses and several unprofitable product lines, raised $129 million in cash, eliminated $68 million in debt, and reinvested over $23 million in core businesses. By 1999, Nashua's EBITDA had improved by $28.7 million, from a negative $20.1 million in 1995 to a positive $8.6 million in 1999. Gross operating margin improved from 14.3% in 1995 to 24% in 1999, and debt now stands at only $1 million. Further, we've reduced SG&A expenses by more than $5 million and increased sales of new products from 3% to 21% of total sales.

NASHUA'S BOARD OF DIRECTORS HAS CONSIDERED STRATEGIC ALTERNATIVES AND IS COMMITTED TO DELIVERING VALUE.
During Nashua's turnaround, your board with the assistance of outside investment bankers, has on several occasions evaluated a broad range of strategic alternatives to enhance shareholder value. On each occasion, your board carefully considered a variety of alternatives and selected the one they believed was in the best interest of all of our shareholders.

The board is also responsive to shareholders. For example, following the sale of Nashua's photofinishing business, they voted to return a portion of the proceeds from the sale to shareholders through a 1 million share buyback program, returning $14 million. In addition, in the proxy for this year's annual meeting to be held on April 25, the board said it will act on a proposal made by GAMCO Investors, Inc., an affiliate of the Gabelli Funds, Inc., and related entities -- collectively an 18% holder of Nashua -- to redeem the Preferred Stock Purchase Rights issued in July, 1996, if the majority of shareholders at the annual meeting support the proposal. Once adopted, this action will mean that any investor could buy as many shares of Nashua on the open market as they wanted. Again, the board is responsive to the wishes of our shareholders.

WE STRONGLY OPPOSE NEWCASTLE PARTNERS' ATTEMPT TO TAKE CONTROL OF NASHUA. We intend to vigorously campaign against the election of Newcastle's nominees, one of whom is the sole general partner of Newcastle, two are executives of an investment management company who own a total of 100 shares and the fourth is a physician who owns no shares. It is difficult to imagine that this group, three of whom own a total of 100 shares, can best speak for all of our shareholders or oversee the company's future. For instance, they have suggested that they would likely scuttle our highly accretive acquisition of Rittenhouse Paper Company. Fortunately, they will have no control over the purchase, which is scheduled to close April 13, 2000.

As a board member and one of the Company's larger shareholders, I can speak for the board in saying that we are confident in Nashua's future and strongly believe we are creating a solid platform to deliver significantly enhanced shareholder value.

We urge you to give our materials your careful attention. If you received any materials from Newcastle Partners, L.P., WE STRONGLY
RECOMMEND THAT YOU DO NOT SIGN ANY PROXY CARD FROM NEWCASTLE PARTNERS.

SIGN AND RETURN THE WHITE PROXY CARD.
-------------------------------------

YOUR VOTE IS EXTREMELY IMPORTANT TO ENSURE THAT NASHUA MAINTAINS THE EXPERIENCED AND INDEPENDENT BOARD AND MANAGEMENT ALREADY IN PLACE.

We are committed to increasing shareholder value.

Please vote your WHITE proxy card today and mail it using the enclosed postage-paid envelope.

Thank you for your continued loyalty and support.

Sincerely,

/s/ Gerald G. Garbacz

Gerald G. Garbacz
Chairman, President and Chief Executive Officer

On Behalf of the Board of Directors


   IF YOU HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL CORPORATE INVESTOR COMMUNICATIONS, INC. TOLL-FREE AT (888) 238-1257.




                         FORWARD LOOKING STATEMENT

This shareholder letter contains forward-looking statements as that term is defined in the private Securities Litigation Reform Act of 1995. When used in this letter, the words "accelerates," "will be," "to be," "estimated," "expected," "anticipated," "budgeted," "projections," "projected," "projected impact on earnings per share," "is scheduled to" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, failure to complete the Rittenhouse acquisition or to achieve its anticipated synergies, the Company's future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission.

Estimates and projections contained herein, including forward-looking forecasts of potential future revenues, expenses and synergies were prepared in the ordinary course of Nashua's business and in connection with its acquisition of Rittenhouse and, as such, are not necessarily in accordance with generally accepted accounting principles. They reflect judgments made as of the date of such estimates. Actual results will inevitably vary. Nashua has presented these estimates in this presentation solely to inform stockholders of the Company's analyses in connection with Nashua's April 25, 2000 annual stockholders meeting (the "Annual Meeting"). Investors should consider the cautionary statements contained herein if considering these forward-looking statements prior to the Annual Meeting. Nashua undertakes no obligation whatsoever to update publicly any of these estimates after April 25, 2000 and has no intention of doing so.


                      SUPPLEMENT TO NASHUA CORPORATION'S
                     PROXY STATEMENT DATED MARCH 20, 2000

ADDITIONAL PARTICIPANT

      The following individual has become a participant in the solicitation of proxies on behalf of the Board of Directors of Nashua Corporation ("Nashua" or the "Company"):

      Andrew Albert     President and Chief Executive Officer
                        Rittenhouse Paper Company
                        250 South Northwest Highway
                        Park Ridge, IL 60068

On March 22, 2000, Nashua announced that it had agreed to acquire all of the stock of Rittenhouse Paper Company ("Rittenhouse"), a privately-held company which manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. The purchase price is $57 million in cash subject to closing adjustments plus up to $6 million of contingent consideration based on certain EBITDA targets for the year 2000. Mr. Albert presently owns 50% of the outstanding shares of Rittenhouse. If the transaction is completed, Mr. Albert will become President and Chief Operating Officer of Nashua pursuant to an employment agreement with Nashua. The employment agreement provides, in pertinent part, for a five year employment period, base annual salary of $350,000 per year, plus bonus up to 50% of base salary, and a grant of restricted stock of 100,000 shares, vesting over a period of 3 years or earlier upon death, disability or a change of control of the Company. Mr. Albert is also entitled to severance payments of 1.5 years annual compensation upon termination without cause or 3 years annual compensation upon termination following a change of control. Nashua has agreed to elect Mr. Albert to the Company's Board of Directors at the first Board of Directors meeting following the annual meeting of stockholders to be held on April 25, 2000. Also, since January 1, 1999, Nashua has supplied Rittenhouse with raw materials during the period January 1-December 31, 1999, in an amount, as recorded by Nashua, totalling $19,000, and since January 1, 2000, to date in an amount totalling $200,000.

      Mr. Albert does not own any shares of Nashua common stock, beneficially or otherwise, and he has not purchased or sold any Nashua common stock since March 20, 1998.